Exhibit 10.16b

AMENDMENT NO. 2 to

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 (the “Amendment”), effective as of June 16, 2000, by and between PSS World Medical, Inc., a Florida corporation (the “Company”), and Edward D. Dienes (“Executive”), amends that certain Employment Agreement, dated as of April 1, 1998, by and between the Company and Executive, as heretofore amended (the “Employment Agreement”).

Executive is based in New Orleans, Louisiana. The parties desire to clarify his Employment Agreement to reflect this location as it affects the definition of “Good Reason” in the Employment Agreement.

Therefore, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Definition of Good Reason. The term “Good Reason” is defined in Section 7(c) of the Employment Agreement. Such definition is hereby amended by deleting clause (iii) thereof in its entirety and substituting therefor the following:

“(iii) after the occurrence of a Change of Control, the Company’s requiring Executive to be based at any office or location other than in the city in which he was based on the date of the Change in Control or the Company’s requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;”

2. As amended hereby, the Employment Agreement, as heretofore amended, shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first above written.

PSS WORLD MEDICAL, INC.

By:	/s/ Patrick Kelly
Patrick C. Kelly
Chairman of the Board and Chief Executive Officer

EXECUTIVE

/s/ Edward Dienes
Edward D. Dienes